Exhibit 99.2

HUTCHINSON TECHNOLOGY INCORPORATED

Offer to Exchange

Relating to Up to $60,000,000 Aggregate Principal Amount of its

Outstanding 3.25% Convertible Subordinated Notes due 2026

(CUSIP No. 448407AF3)

Pursuant to the Preliminary Prospectus Dated July 1, 2011

TO:	BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES AND OTHER NOMINEES:

Upon the terms and subject to the conditions described in the enclosed preliminary prospectus dated July 1, 2011 (as it may be supplemented from time to time, the “Prospectus”), and set forth in the related letter of transmittal (as it may be supplemented or amended from time to time, the “Letter of Transmittal”), Hutchinson Technology Incorporated (the “Company”) is offering to exchange up to $60,000,000 aggregate principal amount (the “Exchange Limit”) of its outstanding 3.25% Convertible Subordinated Notes due 2026 (the “Old Notes”) held by holders for $985 principal amount of its 8.50% Convertible Senior Notes due 2026 (the “New Notes”) and a cash payment of $65 for each $1,000 principal amount of Old Notes exchanged (the “Exchange Offer”). Each tendering holder of Old Notes is entitled to receive all accrued and unpaid interest on Old Notes accepted for exchange in the Exchange Offer up to but excluding the date the Exchange Offer is completed, which we refer to as the “Settlement Date.” Each tendering holder is required to pay for interest accrued on the New Notes from and including July 15, 2011 up to but excluding the Settlement Date (“pre-issuance accrued interest”), which amount will be deemed to be paid in full with (i) the accrued and unpaid interest on the Old Notes that such holder is entitled to receive, as an offset, and (ii) a portion of the Old Notes tendered (having fair market value, as of the Settlement Date, equal to the excess of the pre-issuance accrued interest over the accrued and unpaid interest on the Old Notes). The accrued and unpaid interest on the Old Notes will be deemed to be paid in full upon the completion of the Exchange Offer. If the amount of Old Notes tendered exceeds the Exchange Limit, we will accept the Old Notes tendered for exchange on a pro rata basis. After application of the pro rata calculation, we will round the principal amount of Old Notes to be accepted for exchange down to the nearest $1,000 principal amount. This rounded amount will be the principal amount of Old Notes accepted and will be the basis for calculating the amount of New Notes to be issued and cash payment to be made. No additional cash will be paid in lieu of any principal amount of New Notes not received as a result of rounding down. Unless withdrawn as described herein, any Old Notes tendered that are not accepted for exchange due to proration will be returned or credited promptly to the tendering holder’s account. The New Notes will be issued only in principal denominations of $1,000 and integral multiples of $1,000 in excess thereof. The aggregate principal amount of New Notes to be issued to any holder in the Exchange Offer after application of the exchange ratio of 0.985% to the amount of Old Notes accepted for tender will be rounded down to the nearest integral multiple of $1,000, and any remainder will be paid in cash, plus any pre-issuance accrued interest on the remainder from and including July 15, 2011 up to but excluding the Settlement Date. The consummation of the Exchange Offer is conditioned upon, among other things, the Company’s conclusion that the New Notes meet the conditions for being a qualified reopening of the 8.50% Convertible Senior Notes due 2026 issued by the Company in February 2011.

In connection with the Exchange Offer, we are requesting that you contact your clients for whom you hold Old Notes registered in your name or in the name of your nominee, or who hold Old Notes registered in their own names.

For your information and for forwarding to your clients, we are enclosing the following documents:

1.	the Prospectus;

2.	the Letter of Transmittal for your use and for the information of your clients; and

3.	a form of letter that may be sent to your clients for whose account you hold Old Notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer.

YOUR PROMPT ACTION IS REQUESTED. THE EXCHANGE OFFER WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON JULY 15, 2011, WHICH WE REFER TO AS THE “EXPIRATION DATE,” UNLESS EARLIER TERMINATED OR EXTENDED BY US. TENDERS OF OLD NOTES MAY BE WITHDRAWN AT ANY TIME BEFORE MIDNIGHT, NEW YORK CITY TIME, ON THE EXPIRATION DATE. OLD NOTES THAT ARE NOT TENDERED, THAT ARE NOT ACCEPTED FOR EXCHANGE OR THAT ARE WITHDRAWN BEFORE THE EXPIRATION DATE WILL REMAIN OUTSTANDING.

To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof) and any other required documents should be delivered to the exchange agent in accordance with the instructions described in the Prospectus and set forth in the Letter of Transmittal. Old Notes may also be tendered through The Depository Trust Company’s Automated Tender Offer Program.

Any questions you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to the information agent for the Exchange Offer, whose address and telephone numbers are located on the back page of the Letter of Transmittal.

Very truly yours,

/s/ Hutchinson Technology Incorporated

Hutchinson Technology Incorporated

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF HUTCHINSON TECHNOLOGY INCORPORATED OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.